Exhibit 23.1

CONSENT OF MARCUM LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Alliance Fiber Optic Products, Inc. on Form S-8 (Nos. 333-176672, 333-170053, 333-141656, 333-158316, 333-50998, 333-50926, 333-54864, 333-54874, 333-119710, 333-119711, 333-123648, 333-123649 and 333-132801) of our report dated March 16, 2012, with respect to our audits of the consolidated financial statements of Alliance Fiber Optic Products, Inc. as of December 31, 2011 and December 31, 2010 and for the years then ended, which report is included in this Annual Report on Form 10-K of Alliance Fiber Optic Products, Inc. for the year ended December 31, 2011.

/s/ Marcum LLP

Marcum LLP
San Francisco, California
March 16, 2012

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